Filed Pursuant to Rule 424(b)(2)

Registration File No.: 333-115392

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY 11, 2004)

ANWORTH MORTGAGE ASSET CORPORATION

Common Stock

This prospectus supplement relates to sales made in at-the-market and negotiated transactions during the period from July 1, 2004 to September 30, 2004 of an aggregate of 238,500 shares of our common stock. Cantor Fitzgerald & Co. (“Cantor”) acted as placement agent with respect to the sales, pursuant to a Controlled Equity Offering Sales Agreement, dated May 11, 2004, between us and Cantor (the “Sales Agreement”), as described in the accompanying prospectus. The Sales Agreement has been filed as an exhibit to a post-effective amendment to the Registration Statement to which this prospectus supplement relates and is incorporated by reference herein. In connection with these sales, we paid commissions to Cantor as follows:

Gross proceeds to us	$2,697,580
Commission to Cantor Fitzgerald & Co.	$80,928
Net proceeds, before expenses, to us	$2,616,588

You should read carefully this prospectus supplement and the accompanying prospectus, dated May 11, 2004, before you invest. These documents contain information you should consider when making your investment decision. The information included in the Registration Statement on Form S-3, as amended (No. 333-115392), filed with the Securities and Exchange Commission on May 11, 2004, is hereby incorporated by reference into this prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “ANH”. On November 10, 2004, the last reported sales price of our common stock on the New York Stock Exchange was $10.59.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the accompanying prospectus dated May 11, 2004 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 12, 2004.